Exhibit VII

THE MEMBER COUNTRIES

The following information has been extracted from publicly available sources. While we believe that the information is reliable, we have not independently verified it. We undertake no obligation to update any of these figures or amend them if the public sources are subsequently revised.

As used herein, the terms “EUR” and “euro” refer to the currency introduced on January 1, 1999, and adopted by the economic and monetary union of the European Union (“EMU”) as the unit of account of the institutions of the European Communities as well as the currency of the twenty-one participating member states of the EMU and the unit of account of the central banks of such member states. On December 31, 2025, the EUR/USD exchange rate published by the European Central Bank was 1.1750 U.S. dollars per one euro. No representation is made that EUR amounts actually represented, or have been or could be converted into, U.S. dollars at such rate or at any other rates on such date.

Selected Demographic and Economic Data

The following table presents selected demographic and economic data for NIB’s member countries for the years indicated:

	Denmark	Estonia	Finland	Iceland	Latvia	Lithuania	Norway	Sweden
Population
2025	5,992,734	1,369,995	5,635,971	389,444	1,860,565	2,890,664	5,594,340	10,587,710
2024	5,961,249	1,374,687	5,603,851	383,567	1,871,882	2,885,891	5,550,217	10,551,707
2023	5,932,654	1,365,884	5,563,970	387,758	1,883,008	2,857,279	5,488,984	10,521,556
Nominal GDP (EUR millions)
2025	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
2024	392,400.7	39,847.7	275,993.0	30,696.5	40,359.4	78,996.2	446,866.1	558,672.8
2023	374,173.6	38,353.4	273,005.0	29,333.6	39,564.2	74,996.2	446,533.8	535,176.8

	Denmark	Estonia	Finland	Iceland	Latvia	Lithuania	Norway	Sweden
Nominal GDP (EUR per capita)
2025	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
2024	65,650	28,990	49,100	79,400(10)	21,640	27,350	80,200	52,550
2023	62,910	28,080	48,950	77,300(10)	21,030	25,880	80,890	50,490
Real GDP Growth Rate(1) (in %)
2025	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
2024	3.5	-0.1	0.4	-1.2	0.0	3.0	2.1	0.9
2023	0.6	-2.7	-1.3	5.1	-0.9	0.7	0.1	-0.2
Harmonized Consumer Price Index – Inflation Rate(2) (in %)
2025	1.8	4.8	1.8	3.7	3.8	3.4	2.8	2.6
2024	1.3	3.7	1.0	4.5	1.3	0.9	2.8	2.0
2023	3.4	9.1	4.3	8.0	9.1	8.7	5.8	5.9
Industrial Product Price Index(3) (in %)
2025	6.4	0.6	-0.5	n/a	0.6	-1.8	0.6	-0.5
2024	3.3	-1.0	-2.5	n/a	-4.2	-2.4	-1.8	-0.2
2023	-0.3	0.9	-4.3	n/a	0.8	-2.3	-21.8	-0.7

	Denmark	Estonia	Finland	Iceland	Latvia	Lithuania	Norway	Sweden
Unemployment (in %)
2025	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
2024	6.2	7.6	8.4	3.6	6.9	7.1	4.0	8.4
2023	5.1(7)	6.4	7.2	3.5	6.5	6.9	3.6	7.7
Balance of Payments (EUR millions)
2025(8)	14,846.0	-117.0	2.372.0	188.6	-348.0	66.5	14,465.6	8,381.7
2024(4)	12,694.0	70.9	686.0	-577.2	114.0	91.5	15,034.4	7,692.8
2023(4)	11,999.5	203.4	996.0	-248.1	-71.0	273.8	20,008.2	7,934.0
Public Finance(5) (EUR millions)
2025	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
2024	17,496.0	-688.7	-12,156.0	n/a	-731.9	-1,012.1	n/a	-8,754.2
2023	12,834.7	-1,049.2	-7,900.0	n/a	-934.3	-493.2	n/a	-4,782.6
Public Debt(6) (in %)
2025(9)	29.7	22.9	86.8	n/a	45.2	40.7	42.0	33.3
2024(4)	30.5	23.5	82.5	n/a	46.6	38.0	53.3	34.0
2023(4)	33.0	20.2	77.0	n/a	44.4	37.1	42.7	32.0

Source: Eurostat.

n/a	Not available.

(1)	Amounts shown are chain-linked through successive application of the GDP growth rates to the previous year’s prices.

(2)	Percentage change as compared to previous year.

(3)	Percentage change as compared to previous year. Excludes construction, sewerage, waste management and remediation activities.

(4)	Amounts shown are for Q4.

(5)	Deficit or surplus.

(6)	Public debt as a percentage of GDP.

(7)	Break in time series.

(8)	2025 Q3 data available only.

(9)	2025 Q3 provisional data available only.

(10)	Provisional data available only.